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                      NUVEEN EXCHANGE-TRADED INDEX TRUST

               ESTABLISHMENT AND DESIGNATION OF SERIES OF SHARES
                            OF BENEFICIAL INTEREST

     Pursuant to Section 2 of Article IV of the Declaration of Trust dated June 9, 2000 (the "Declaration"), of Nuveen Exchange-Traded Index Trust, a Massachusetts business trust (the "Trust"), the sole Trustee of the Trust, this 21st day of December, 2000, hereby establishes and designates six series of Shares (as defined in the Declaration) (each a "Fund") to have the special and relative rights described below.

     1.   The following six Funds are established and designated:

             Nuveen America's Fastest Growing Companies Index Fund

             Nuveen 1 Year FITRs PowerShares Index Fund

             Nuveen 2 Year FITRs PowerShares Index Fund

             Nuveen 5 Year FITRs PowerShares Index Fund

             Nuveen 10 Year FITRs PowerShares Index Fund

             Nuveen 20 Year STRIPS FITRs PowerShares Index Fund


     2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be issued and shall be redeemable only in Creation Units comprising such aggregate number of Shares as shall be determined by the Trustees from time to time, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.
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     3.   Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

     4. The assets and liabilities of the Trust shall be allocated among each Fund as set forth in Article IV, Section 5 of the Declaration.

     5. The designation of the six Funds hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

     6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Section 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each fund now or hereafter created, or to otherwise change the special relative rights of each Fund designated hereby without any action or consent of the Shareholders.
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     IN WITNESS WHEREOF, the undersigned, being a majority of the Trustee(s) of the Trust, have executed this instrument as of the 21st day of December, 2000.

/s/ Timothy R. Schwertfeger
---------------------------
Timothy R. Schwertfeger,
as sole Trustee
333 W. Wacker Drive
Chicago, Illinois 60606
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STATE OF ILLINOIS  )
                   ) SS.
COUNTY OF COOK     )

     Then personally appeared the above-named persons who is known to me to be Trustees of the Trust whose names and signatures are affixed to the foregoing instrument and who acknowledged the same to be their free act and deed, before me this 21st day of December, 2000.
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"OFFICIAL SEAL"
Virginia L. Corcoran                    /s/Virginia L. Corcoran
                                        -----------------------
Notary Public, State of Illinois        Notary Public
My Commission Expires: 10/27/01